Exhibit 10.3

September 7, 2014

Mr. Richard Koe

c/o TigerLogic Corporation

Dear Rick:

This letter sets forth the substance of the resignation and transition agreement (the “Agreement”) that TigerLogic Corporation (the “Company”) is offering to you.

1.                                      General.  Your mutually agreed employment termination date is March 7, 2016 (the “Target Resignation Date”).  For purposes of this Agreement, the date of your actual resignation, whether on or before the Target Resignation Date, shall be called the “Resignation Date,” and the period between your execution of this Agreement through the Resignation Date shall be called the “Transition Period.”

2.                                      Status of Other Agreements.  Your separation from employment on the Target Resignation Date (and on any other Resignation Date) will be considered a voluntary resignation for purposes of your Amended and Restated Employment and Severance Agreement dated January 17, 2013 (the “Employment Agreement”).  In addition, you agree that any termination of employment during the Transition Period shall not be subject to the provisions of Article 4 of the Employment Agreement, and that you shall not be eligible to receive any future severance, termination, notice, or like payments except as expressly provided in this Agreement.  All indemnification agreements and arrangements between you and the Company will remain in full force and effect and nothing in this Agreement will reduce or limit any of your rights to indemnification, insurance coverage, or other protection from liability related to your activities with respect to the Company under any of those agreements or otherwise.

3.                                      Economic Terms of Employment During the Transition Period.  You will continue to draw the same base salary during the Transition Period, but will not accrue any additional paid time off (“PTO”).  You will be eligible to continue your participation in the Company’s benefit plans on the same terms and conditions as those in effect immediately before signing this Agreement.  However, you will not be eligible for any bonuses, incentive payments, or like payments.

4.                                      Duties During Transition Period.  Effective immediately, you will no longer serve as the Company’s Chief Executive Officer and President, and you hereby resign from each of these positions, but will instead serve through the Transition Period as the Company’s non-executive Advisor.  In this role, you will be expected to provide advice to the Board of Directors (the “Board”), a committee thereof, or others specifically designated by the Board, on an as-needed basis, as requested by the Company in writing or via email (the “Transition Duties”), subject to your reasonable availability.  During the Transition Period: (i) you will not participate as an Advisor in Company activities, except as specifically requested by the Company’s Board or the Chief Executive Officer and (ii) you will have no management responsibilities and may not delegate work or give work assignments to Company employees without the prior request or approval of the Company’s Board or the Chief Executive Officer.  You will continue to serve as a member of the Board until your resignation, replacement or removal.

5.                                      Termination.  Termination is governed by one of the following three provisions:

(a)                                 Early Termination By You.  Your employment is terminable by you at will.  Accordingly, you may terminate your employment at any time, with or without cause, and with or without advance notice.  In the event you do so, causing your Resignation Date to occur earlier than the Target Resignation Date, above, you will be entitled to receive only your salary earned through the Resignation Date, as well as any accrued but unused PTO (“Accrued Obligations”).  The Accrued Obligations will be paid on your termination date.

(b)                                 Early Termination by the Company.  Similarly, the Company may elect to terminate you at any time, with or without cause, and with or without advance notice.  In the event it does so, causing your termination date to occur earlier than the Target Resignation Date, the Company shall pay you the following amounts, on the following schedule: (a) the Accrued Obligations, on your termination date; and (b) “Severance Benefits” equal to (i) the amount of base salary you would have earned between the date of your employment termination and the Target Resignation Date and (ii) a lump sum equal to $35,000, in each case payable on the 60th day following your termination of employment, provided that before that date you have signed and not timely revoked a general release of known and unknown claims in substantially the form set forth on in Exhibit A hereto.  However, the Company shall not be responsible to pay you Severance Benefits if the reason for your termination is a willful material breach of this Agreement or the Employment Agreement.  For purposes of this Agreement, and for avoidance of doubt, the term “willful” in the context of a “willful material breach” shall mean an act (or an omission) that is done knowingly and intentionally, as distinguished from an act (or an omission) done carelessly, accidentally or inadvertently.

(c)                                  Termination on the Target Resignation Date.  If your employment terminates as planned on the Target Resignation Date, then the Company shall pay you the following amounts, on the following schedule: (a) the Accrued Obligations, on the Target Resignation Date; and (b) a lump sum of $5,000, payable on the 60th day following your termination of employment provided that before that date you have signed and not timely revoked a general release of known and unknown claims in substantially the form set forth on in Exhibit A hereto.

6.                                      Proprietary Information Obligations; Nonsolicitation.  You acknowledge and reaffirm your continuing obligations under your At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement between you and the Company and under Section 9 (“Nonsolicitation”) of the Employment Agreement.

7.                                      Cooperation and Assistance.  You agree that you will not bring, induce or encourage any person or entity to bring any claim or cause of action against the Company relating to your employment with the Company through the date of this Agreement or your resignation as CEO and President, or voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with bringing such claims.  However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.  Nothing in the foregoing shall affect your right to cooperate with the appropriate law enforcement authorities in the exercise of their duties.

8.                                      No Admissions.  You and the Company understand and agree that the promises and payments in consideration of this Agreement will not be construed to be an admission of any liability or obligation by the Company or you to the other or to any other person, and that neither the Company nor you makes any such admission.

9.                                      Furniture Rental Payments.  For such time as the Company continues to make use of the personal furniture of Astoria Capital Management (“ACM”), an entity controlled by you, in its offices, the Company shall make payments to ACM in the monthly sum of $2,000 as rental fee for the furniture.  Such payments will be made within 30 days of the end of the rental month and will terminate upon a written notice from the Company that it no longer desires to continue to rent the furniture.  At the termination of the rental arrangements, the Company will pay for the costs of moving the furniture to a local location you designate.

10.                               Employee’s Acknowledgments. You acknowledge that you are responsible for paying any taxes that may be assessed or payable on amounts subject of this Agreement, and you agree that the Company is to withhold all taxes it determines it is legally required to withhold.

11.                               Publicity; Confidentiality.  You and the Company acknowledge that the Company will be required to disclose publicly the information about your resignation as the Company’s CEO and President and to file this Agreement with the Securities and Exchange Commission (“SEC”).  You may disclose this Agreement and its terms, prior to the Company’s filing of it with the SEC, to partners in Astoria Capital Partners, L.P., and their representatives, who have agreed to be bound by nondisclosure agreements previously entered into with the Company.  You will have the opportunity to review and approve any statement in the Company’s disclosures publicly filed with the SEC (including its press release, whether or not such press release is filed with the SEC) regarding this Agreement or your resignation as the Company’s CEO and President, which approval you will not unreasonably withhold or delay; provided, that it is understood that such review and approval is limited to the initial public disclosures of the foregoing and shall not apply to the repetition thereof in subsequent public filing or any other disclosures or statements not inconsistent with the initial public disclosures.

12.                               Section 409A.  The payments provided under this Agreement are intended to be exempt from, or alternatively, comply with, the requirements of Section 409A of the Internal Revenue Code (including the exceptions thereto, “Section 409A”), to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with Section 409A and any regulations and guidance promulgated thereunder.  If any provision contained in the

Agreement conflicts with the requirements of Section 409A (or the exemptions intended to apply under the Agreement), the Agreement shall be deemed to be reformed to comply with the requirements of Section 409A (or the applicable exemptions thereto) in a manner that provides you with the same or equivalent economic benefits to the maximum extent practicable.

13.                               Miscellaneous.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable and, to the maximum extent practicable, to provide you with the economic benefits contemplated by this agreement.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles.  Any ambiguity in this Agreement will not be construed against either party as the drafter.  Any waiver of a breach of this Agreement will be in writing and will not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

[Signature page to Follow]

If this Agreement is acceptable to you, please sign below and return the original to me.

We are looking forward to your continued contribution to the Company.

Sincerely,

TIGERLOGIC CORPORATION

By:	/s/ Philip D. Barrett
Philip D. Barrett
Title: Director, Chairman of Compensation Committee

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Richard W. Koe
Richard W. Koe

September 7, 2014
Date:

EXHIBIT A

Form of General Release of Known and Unknown Claims

1.                                      General Release of Claims. In exchange for [the “Severance Benefits” described in Section 5(b) or the “lump sum” described in Section 5(c)] of the Resignation and Transition Agreement between TigerLogic Corporation (the “Company”) and me of September 7, 2014 (“Agreement”), I hereby release the Company, its parents, subsidiaries and other affiliated entities, and their officers, directors, employees, attorneys, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, based upon or arising out of my employment with the Company or the termination of that employment and any agreements, events, acts, omissions or conduct at any time prior to and including the execution date of this Release related thereto, to the maximum extent permitted by law, but excluding those matters limited in Section 4 below.  The claims I am releasing include, but are not limited to: all claims pursuant to any federal, state or local law, statute, or cause of action relating to my employment with the Company or the termination of that employment, including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the California Fair Employment and Housing Act, as amended; the Oregon Civil Rights Act; the Oregon Family Leave Act; the Oregon Private Whistleblower Act; tort law; contract law; wrongful discharge; race, sex, age or other discrimination or harassment; fraud; defamation; emotional distress; breach of the Employment Agreement; and breach of the implied covenant of good faith and fair dealing.

2.                                      Release Extends to Claims Under the ADEA. I am knowingly, willingly and voluntarily releasing any claims I may have under the ADEA. I acknowledge that the consideration given for the release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) this Release does not apply to any rights or claims that may arise after I sign it; (b) I have the right to consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign this Release earlier); (d) I have seven (7) days after I sign this Release to revoke it; and (e) this Release shall not be effective until the eighth day after it is signed by me.

3.                                      Release Extends to Unknown or Unsuspected Claims. In giving this release, which includes claims that I do not know or suspect to exist, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown claims I may have, and I affirm that it is my intention to release all known and unknown claims that I have or may have against the parties released above.

4.                                      Limitations of Release. Notwithstanding any other provision of this Release to the contrary, this Release is subject to the following limitations:

4.1                                                  This Release does not release or waive compensation due to me as Accrued Obligations under the Agreement.

4.2                                                  This Release does not release or waive any right that may not lawfully be released or waived by private agreement, including the right of indemnification or employee expense reimbursement under Section 2802 of the California Labor Code.

4.3                                                  This Release does not release or waive any rights to indemnification under any contract, document or arrangement to the extent it provides me with indemnification rights, or any vested benefits under an employee benefit plan.

4.4                                                  This Release does not waive my right to file a charge with or participate in the proceedings of government agencies that enforce employment laws, such as the U.S. Equal Employment Opportunity Commission. I agree, however, that this Release will bar me from recovering any damages or other remedy that inures to my personal benefit as a result of any such government proceeding.

5.                                      Non-Admission.  Nothing in this Release shall be construed as an admission by the Company or me of any wrongdoing by it or its affiliates or of any liability arising from the subjects covered in this Release.

6.                                      Confidentiality Provision. I acknowledge that the Company will be required to disclose publicly the information about my resignation as the Company’s CEO and President and to file the Agreement with the Securities and Exchange Commission (“SEC”).  I understand that I may disclose the Agreement and its terms, prior to the Company’s filing of it with the SEC, to partners in Astoria Capital Partners, L.P., and their representatives, who have agreed to be bound by nondisclosure agreements previously entered into with the Company.  I understand that I will have had the opportunity to review and approve any statement in the Company’s disclosures publicly filed with the SEC (including its press release, whether or not such press release is filed with the SEC) regarding this Agreement or my resignation as the Company’s CEO and President, which approval you would not unreasonably withhold or delay; provided, that it is understood that such review and approval is limited to the initial public disclosures of the foregoing and shall not apply to the repetition thereof in subsequent public filing or any other disclosures or statements not inconsistent with the initial public disclosures.

7.                                      Miscellaneous. Except to the extent governed by federal law, this Release is governed by California law without regard to its conflicts of law principals. This Release contains the entire agreement between the Company and me regarding the subjects above, and it cannot be modified except by a document signed by me and an authorized representative of the

Company. Any dispute under this Release shall be resolved in accordance with Article 6 (“Arbitration”) of the Employment Agreement.

Notice to Employee: This Release includes a general release of known and unknown claims.  Please read it carefully.  You are encouraged to review this Release with an attorney of your choice before signing it.

RICHARD W. KOE

Signature